Exhibit 99.2

Savient Pharmaceuticals Completes

Financing and Debt Restructuring Transactions

Raises $44 Million in Net Proceeds and Extends Maturity on Significant Portion of its Debt

EAST BRUNSWICK, New Jersey, May 9, 2012 /PR Newswire/ —

Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced that it has completed the financing and debt restructuring transactions contemplated by certain Exchange and Purchase Agreements, dated May 7, 2012, between the Company and certain holders (the “Holders”) of its currently outstanding 4.75% convertible senior notes due 2018 (the “Existing Notes”). Through these transactions, the Company raised approximately $44 million in net proceeds and extended the maturity date of approximately 50% of the Existing Notes by approximately 15 months.

Pursuant to the terms of the Purchase and Exchange Agreements, the Holders exchanged their Existing Notes, having an aggregate outstanding principal amount equal to approximately $108 million, for units of the Company (“Units”) comprised of senior secured discount notes due 2019 (“New Notes”), having an equivalent aggregate principal amount at maturity, and warrants to purchase an aggregate of 4,000,019 shares of the Company’s Common Stock at an exercise price equal to $1.863 per share (the “Warrants”). The Holders also simultaneously purchased additional Units, the aggregate purchase price of which resulted in net proceeds to the Company of approximately $44 million. The aggregate principal amount at maturity of the New Notes issued upon the exchange of the Existing Notes plus the New Notes issued to the Holders upon purchase of the additional Units is approximately $171 million. Cowen and Company, LLP provided investment banking services to the company in connection with the Company’s offer and issuance of the Units.

The Units and the New Notes and Warrants comprising the Units were issued pursuant to an Indenture, dated as of May 9, 2012, by and among the Company, certain of the Company’s subsidiaries as guarantors, and U.S. Bank National Association as Trustee (the “Indenture”) and a warrant agreement (the “Warrant Agreement”) with U.S. Bank National Association, pursuant to which U.S. Bank National Association will act as warrant agent for the Warrants. The New Notes were issued in an original principal amount equal to 73.78% of their fully accreted principal amount and have a cash coupon of 3% in the first three years and a cash coupon of 12% per year thereafter. In addition to the New Note, each Unit includes 23.4 Warrants to purchase one share of the Company’s Common Stock at an exercise price of $1.863 per share. The New Notes are secured by substantially all of the assets of the Company and by the assets and securities of certain of the Company’s subsidiaries pursuant to a Pledge and Security Agreement dated as of May 9, 2012 (the “Pledge and Security Agreement”), subject to certain exclusions described in the Indenture and Pledge and Security Agreement.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company’s website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the financing and debt restructuring transactions and the benefits of the transaction to Savient are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, developments that may arise in the litigation with Tang Capital; our ability to commercialize KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; our ability to retain the personnel; our reliance on third parties to manufacture KRYSTEXXA; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payers and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SVNT-I

Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

Mary Coleman